EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China Biologic Products, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated March 28, 2008, relating to the consolidated balance sheets of China Biologic Products, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholder’ equity (deficiency) and cash flows for the years then ended, which appears in China Biologic Products, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2008 (File No. 333-52807).

/S/Moore Stephens Wurth Frazer and Torbert, LLP
Moore Stephens Wurth Frazer and Torbet, LLP
Walnut, California
May 29, 2008